Contact: Shanae Randolph, 913.367.1480
shanae.randolph@mgpingredients.com
or
Steve Pickman, 913.367.1480
steve.pickman@mgpingredients.com
For Release at 7 a.m. Central Time July 24, 2014
Gus Griffin, Accomplished Beverage Alcohol Industry Exec., Brings Extensive
Leadership Experience to Role as New MGP President and CEO

ATCHISON, Kan., July 24, 2014-The Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) today announced the appointment of beverage alcohol industry executive Gus Griffin as president and CEO of the company effective July 28.
Griffin brings a wealth of marketing and management leadership qualifications to his role, including significant and progressive experience with Brown-Forman Corp., where he ultimately served as senior vice president and global managing director in charge of the company’s flagship Jack Daniel’s business. His selection for the top executive post at MGP concludes an extensive nationwide search to fill this position, which Randy Schrick, vice president of engineering, and Don Tracy, vice president of finance and CFO, had shared on an interim basis since December 2013.
“We are very pleased and excited to welcome Gus to our company in such an important capacity,” said MGP Board Chairman Cloud L. “Bud” Cray. “We feel equally fortunate to have found someone who wholeheartedly embraces MGP’s philosophy and culture of teamwork and places a high value on community support and involvement, as well as effectively meeting customers’ needs. Gus’ business credentials and achievements are extraordinarily impressive, and we have the greatest confidence in his abilities to create added value for all stakeholders as he leads MGP into the future. While his multiple talents have primarily been focused on the development and execution of beverage alcohol growth strategies, we are certain his expertise will not only greatly benefit our distilled spirits business, but our ingredients business segment as well.”
Griffin most recently spent a year as executive vice president of marketing for Next Level Spirits, a northern California-based producer, importer and distributor of premium wine and spirits brands. His responsibilities in that position included establishing strategic planning disciplines and spearheading all aspects of corporate, consumer and trade marketing. Just prior to that, between 2011 and 2013, Griffin served as brand and business consultant for Nelson’s Green Brier Distillery, Nashville, Tenn., where he performed a key advisory role in that company’s development and launch of Belle Meade Bourbon.
“I am excited to join MGP and to have the opportunity to help shape the next stage of the company’s proud history,” Griffin said. “MGP has a rich heritage, a strong reputation for quality and innovation, and all areas of the business have significant growth potential. I am impressed with the level of passion and commitment of the employees and board members and look forward to working with them to drive long-term growth.”
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ADD 1-Gus Griffin

Griffin’s career with Brown-Forman, a leading global wine and spirits company with annual sales of approximately $4 billion, spanned 24 years. He joined that company, headquartered in Louisville, Ky., as a merchandising representative in 1987 and later moved into sales management. From 1990 to 1997, he advanced through a series of increasingly important brand management roles in Brown-Forman’s U.S. marketing organization. His brand assignments included Old Forester Bourbon, Southern Comfort Liqueur, Southern Comfort Cocktails, Jack Daniel’s Beer and Early Times Kentucky Whiskey.
In 1997, Griffin was named vice president and managing director of Brown-Forman’s Pacific Region, relocating to Sydney, Australia, to lead all aspects of this multi-million dollar operating unit. Chief among his responsibilities was driving profitable results through the oversight of marketing, sales, finance and production. He returned to the company’s headquarters in Louisville in 2001, assuming responsibility for the Jack Daniel’s brand for the Asia Pacific Region. Within a year, he was appointed to serve as vice president and managing director for West Main Interactive, a wholly-owned subsidiary of Brown-Forman in the digital and relationship marketing arena.
Griffin’s accomplishments led to his being named vice president and regional director for Brown-Forman’s Southern Europe operating unit that encompassed Spain, Portugal, France, Belgium, Italy and Greece. During his two years in this role, he led the successful turnaround of this business unit, significantly growing the region’s profitability.
With a promotion to senior vice president and global managing director for the company’s Southern Comfort brand in 2007, Griffin returned to Brown-Forman’s headquarters to lead a worldwide marketing team and ensure alignment between brand strategies and marketing practices. He transitioned to senior vice president and global managing director for the Jack Daniel’s brand franchise in 2008, leading all facets of building this brand worldwide over the following three years.
Griffin is a native of central Pennsylvania and was educated at the College of William and Mary, Williamsburg, Va., where he received a bachelor of arts degree in economics in 1982 and a master’s degree in business administration in 1987. He is a past board member of Hartmann Luggage, a former subsidiary of Brown-Forman.

About MGP Ingredients, Inc.
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional and highly functional ingredients for the branded consumer packaged goods industry. The company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. Distilled spirits are also produced at company facilities in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

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